UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 12, 2002
Date of Earliest Event Reported: November 7, 2002

COUNTRYWIDE CREDIT INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8422 (Commission File Number)	13-2641992 (IRS Employer Identification No.)

4500 PARK GRANADA, CALABASAS CA (Address of principal executive offices)	91302 (Zip Code)

Registrant's telephone number, including area code: (818) 225-3000

ITEM 9.      REGULATION FD DISCLOSURE

         On Thursday, November 7, 2002, the name of Countrywide Credit Industries, Inc. was changed to Countrywide Financial Corporation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 12, 2002

COUNTRYWIDE CREDIT INDUSTRIES, INC. /s/ Stanford L. Kurland By: Stanford L. Kurland Stanford L. Kurland Executive Managing Director and Chief Operating Officer

Exhibit Index

Exhibit No. 99.1	Description Press Release dated November 11, 2002

Exhibit 99.1

CONTACT:	Amber Cousins or Tara Rio 800-796-8448 pressroom@countrywide.com

Diversification Efforts Spur Countrywide Name Change
--Diversified Financial Services Provider to Operate as Countrywide Financial Corporation--

CALABASAS, CA (November 11, 2002) –Reflecting the growth and development that has transformed Countrywide Credit Industries (NYSE: CCR) into a provider of diversified financial services, the holding company officially announced that it has changed its name to Countrywide Financial Corporation. To commemorate this milestone, the company’s two top executives, Angelo R. Mozilo and Stanford L. Kurland, will ring the opening bell at the New York Stock Exchange on Wednesday, November 13, when the company’s new ticker symbol, CFC, will be introduced.

“As Countrywide progresses in its diversification efforts and takes its deserved place among the elite financial services providers, this name change sends a powerful message of our determination and commitment to future growth,” said Mozilo, chairman, chief executive officer and president of Countrywide Financial Corporation.

For more than three decades, Countrywide has leveraged its intellectual and technological capital to achieve its goals. The company is widely known for its established leadership in mortgage banking. Today, Countrywide Financial Corporation, through its family of companies, is a diversified financial services company serving consumers and institutions, with mortgage origination and servicing at its core. The company’s diversification efforts are reflected in the following six business segments (statistics as of October 31, 2002):

Mortgage Banking:
Countrywide Home Loans currently services 3.8 million loans and its servicing portfolio exceeds $420 billion. In just 10 months in 2002, the company has funded a record $184 billion in mortgage loan originations, far surpassing last year’s full year record of $138 billion.

Loan Closing Services:
The LandSafe group of companies, providing credit reports, flood determinations, appraisals, escrow and title services, currently processes more than one million transactions a month.

Insurance Services:
The insurance segment has over 4 million policies in force through Balboa Life & Casualty, Balboa Reinsurance, Countrywide Insurance Services and DirectNet Insurance Agency.

(more)

Countrywide Name Change 2/2

Capital Markets:
Countrywide Securities Corporation has traded more than $1.6 trillion in securities this year and ranks among the top 10 companies in all of its trading categories.

Banking:
Countrywide Bank, a division of Treasury Bank, National Association, was created in 2001 and today has $5 billion in assets.

Global:
Global Home Loans, a European mortgage processing and servicing venture, subservices nearly 800,000 loans with total balances exceeding $60 billion.

“Countrywide’s diversification efforts play a large role in our remarkable record for delivering shareholder value,” said Kurland, executive managing director and chief operating officer of Countrywide Financial Corporation. “The third quarter of 2002 was the sixth consecutive quarter of record earnings. The company’s diversification business model positions Countrywide for continued growth.”

Countrywide’s ticker symbol will change on Wednesday, November 13, from CCR to CFC to reflect the name change.

About Countrywide Financial Corporation
Founded in 1969, Countrywide Financial Corporation (NYSE: CFC), formerly Countrywide Credit Industries, Inc. (NYSE: CCR), is a member of the S&P 500, Fortune 500 and Forbes 500. Countrywide, through its subsidiaries, provides mortgage banking and diversified financial services in domestic and international markets. Consumer businesses include mortgages, insurance and other financial products. Business-to-business activities encompass capital markets, transaction processing and insurance. The company is headquartered in Calabasas, California and has more than 25,000 employees with over 500 offices nationwide.

Principal subsidiaries include Countrywide Home Loans, Inc, which originates, purchases, securitizes, sells and services primarily prime-quality loans; Full Spectrum Lending, Inc., a sub-prime residential lender; LandSafe, Inc., a provider of loan closing services; Countrywide Insurance Services, Inc., a national insurance agency offering home-related insurance products; Balboa Life & Casualty Group, whose companies are national providers of property, liability and life insurance; Balboa Reinsurance, a captive mortgage reinsurance company; Countrywide Capital Markets, a mortgage-related investment banker; and Treasury Bank, National Association, a banking entity offering customers CDs, money market accounts, and home loan products. In addition, Countrywide owns 70 percent of Global Home Loans, Ltd. a European mortgage banking joint venture.

For more information about the company, visit Countrywide's Web site at www.countrywide.com.

This Press Release may contain forward-looking statements. These discussions include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to future operations. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: loss of investment grade rating; severe real estate recession; significant reduction in government support of homeownership; loss of access to debt and equity markets; the level of, and direction of changes in interest rates; competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad and in the domestic and international areas in which we do business; the availability of secondary markets for the Company’s mortgage loan products; ineffectiveness of our hedging activities; the legal, regulatory and legislative environments in the markets in which the Company operates; performance of the Company’s securities, financial instruments and markets as a whole in response to world events; loss in the value of unhedged assets; other risks detailed in documents filed by Countrywide with the Securities and Exchange Commission from time to time.

Words like “believe”, “expect”, “should”, “may”, “could”, “anticipated”, “promising” and other expressions that indicate future events and trends identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.